Exhibit 23.2

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference of our report dated March 1, 2007 included in Transcend Services, Inc.’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2007 into the Company’s Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about March 9, 2009, pursuant to which the Company is registering 300,000 shares of its common stock under its 2007 Stock Incentive Plan as well as the incorporation by reference of such report into the Company’s previously filed Registration Statements File Nos. 333-131059, 333-106454, 333-106446, 033-59115, 333-16213,
333-116910, 333-116911 and 333-78777.

/s/ Miller Ray Houser & Stewart LLP

Atlanta, Georgia
March 9, 2009